Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2009

Los Angeles, — May 14, 2009 — 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the first quarter 2009.

“We are pleased with our continued strong capital position, prudent credit management and solid growth in our core deposits,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares. “Our highest priority continues to be assuring the safety, soundness and security of our depositors, all of which redound to the benefit of our shareholders.”

2009 First Quarter Highlights

•      The Bank’s total risk-based capital ratio was 21.39% at March 31, 2009, which is above the regulatory standard of 10.00% for “well-capitalized” financial institutions.

•      As of March 31, 2009, total assets were $259.7 million, an increase of 0.14% from December 31, 2008 and 0.42% from March 31, 2008.

•      Gross loans increased to $200.7 million, an increase of $683,000 or 0.34% from December 31, 2008 and $23.6 million or 13.33% from March 31, 2008.

•      As of March 31, 2009, allowance for loan losses was $4.3 million or 2.14% of gross loans compared to $5.2 million or 2.59% of gross loans at December 31, 2008.

•      Provision for loan losses was $273,000 for the three months ended March 31, 2009 compared to $165,000 for the three months ended March 31, 2008.

•      Non-interest bearing demand deposits increased to $48.6 million, an increase of 20.72% from December 31, 2008.  The increase of $8.3 million in non-interest-bearing demand deposits related to the Company’s continued efforts in core deposit gathering, as well as expanding our client base through relationship banking.

•      Net interest margin for the three months ended March 31, 2009 decreased 26 basis points to 4.39% compared to 4.65% for the three months ended March 31, 2008 while the national prime rate decreased 200 basis points from March 31, 2008 to March 31, 2009.

•      Net income was $130,000 for the three months ended March 31, 2009 compared to net income of $206,000 for the same period a year ago.

“As we move forward through this economic cycle, we will continue to focus on growing our core deposit base, maintaining a balanced loan portfolio, and managing  net interest margin,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc..  “With our strong capital base and the dislocation of many of our competitors, we are optimistic about the opportunities to expand our customer base.”

Capital Adequacy

At March 31, 2009, the Company’s stockholders’ equity totaled $55.5 million compared to $57.0 million at December 31, 2008.  The decrease was primarily related to the repurchase of 510,700 shares of common stock totaling $2.0 million under the Company’s stock repurchase program during the three months ended March 31, 2009. The Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio of 21.39%, 20.14%, and 18.25%, respectively, are all well above the regulatory standards for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Credit Quality

Allowance for Loan Losses

The allowance for loan losses totaled $4.3 million, or 2.14% of gross loans at March 31, 2009, compared to $5.2 million, or 2.59% of gross loans at December 31, 2008. The provision for loan losses was $273,000 for the three months ended March 31, 2009 compared to $165,000 for the same period a year ago.

Non-accrual Loans and Non-performing Assets

Non-accrual loans totaled $4.6 million and $5.7 million at March 31, 2009 and December 31, 2008, respectively. There were no accruing loans past due 90 days or more at March 31, 2009 or December 31, 2008.  Other real estate owned (“OREO”) totaled $162,000 at March 31, 2009 and December 31, 2008, respectively.

At March 31, 2009, the non-accrual loans consisted of a $3.4 million commercial mortgage loan to a Southern California auto dealer which ceased operations in the fourth quarter of 2008 and a $607,000 purchased residential real estate mortgage loan.  These two credit relationships were previously reported as non-accrual loans at December 31, 2008.  During the first quarter of 2009 the Company charged-off $251,000 of a $750,000 secured consumer loan which was placed on non-accrual status in the fourth quarter of 2008.  The remaining balance of $499,000 remains on non-accrual status at March 31, 2009.  Furthermore, the Company placed a $100,000 commercial loan on non-accrual status in the three months ended March 31, 2009.

Charge-offs

For the three months ended March 31, 2009, charge-offs, totaling $1.2 million, were concentrated in three loans to two borrowers.  The Company charged-off a $650,000 unsecured consumer loan which was placed on non-accrual status in the fourth quarter of 2008 when the loan became 90 days past due.  The Company also charged-off a $250,000 secured consumer loan which was placed on non-accrual status in the fourth quarter of 2008 due to the further deterioration in the financial condition of the borrower.  Furthermore, as aforementioned, the Company charged-off $251,000 of a $750,000 secured consumer loan to the same borrower which was placed on non-accrual status in the fourth quarter of 2008 due to the further deterioration in the financial condition of the borrower.  The Company is pursuing means of collection for all charged-off loans.

For the three months ended March 31, 2008, the Company charged-off $149,000 of a purchased real estate mortgage loan.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in the loan portfolio, and changes in policies, procedures, and underwriting criteria. Management believes that the allowance for loan losses at March 31, 2009 is adequate to absorb known and inherent losses in the loan portfolio and the methodology utilized in deriving that level is appropriate.

Net Interest Income and Margin

For the three months ended March 31, 2009, net interest income increased $31,000 or 1.14% to $2.8 million from the same period in 2008. The increase in net interest income was primarily attributed to an 8.11% expansion of average earning assets to $254.7 million for the three months ended March 31, 2009, partially offset by a lower net interest margin.

The Company’s net interest margin for the three months ended March 31, 2009 was 4.39% compared to 4.65% for the three months ended March 31, 2008. The 26 basis point decrease in net interest margin for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 was primarily due to a 128 basis point reduction in yield on average earning assets, partially offset by a 176 basis point reduction of interest paid on interest bearing liabilities and borrowings.  Interest foregone on non-accrual loans totaled $113,000, resulting in an 0.18% reduction in the net interest margin for the three months ended March 31, 2009.  There were no non-accrual loans during the three months ended March 31, 2008.

Non-Interest Income

Non-interest income was $217,000 for the three months ended March 31, 2009 compared to $116,000 for the three months ended March 31, 2008.

The increase in non-interest income of 87.1% or $101,000 was primarily due to an increase in loan arrangement fees from $68,000 for the three months ended March 31, 2008 to $134,000 for the three months ended March 31, 2009 and an increase in service charges and other operating income from $48,000 for the three months ended March 31, 2008 to $83,000 for the three months ended March 31, 2009.

Non-Interest Expense

Non-interest expense was $2.5 million for the three months ended March 31, 2009 compared to $2.3 million for the three months ended March 31, 2008, representing an increase of $160,000, or 6.9%.

Compensation and benefits decreased $191,000, or 12.4%, to $1.3 million for the three months ended March 31, 2009 from $1.5 million for the three months ended March 31, 2008.  The decrease was primarily due to a decrease in incentive compensation accrual of $155,000 and a decrease of $53,000 in non-cash stock compensation expense for employees.

Occupancy expenses were $253,000 and $213,000 for the three months ended March 31, 2009 and 2008, respectively.  The increase of $40,000 primarily related to an increase of $15,000 in depreciation expense for furniture, fixtures and equipment and an increase of $22,000 in software amortization cost.

Professional fees increased $56,000 to $193,000 for the three months ended March 31, 2009 compared to $137,000 for the three months ended March 31, 2008. The increase was primarily due to increases in legal fees, internal audit, SOX and compliance related expenses, offset by lower external audit expenses.

Technology expense increased $48,000, related to an increase in data processing expense of $72,000, offset by $24,000 of lower online banking and website expense, system upgrade expense, and ATM expenses.

Other operating expense increased $201,000 to $519,000 for the three months ended March 31, 2009 compared to $318,000 for the three months ended March 31, 2008. Other operating expense increased in general primarily due to $111,000 of student loan servicing costs related to a new student loan program  started in the third quarter of 2008, $58,000 of Delaware franchise tax, and $31,000 of FDIC assessment fee.

Income before Income Taxes and Net Income

Income before income taxes was $214,000 for the three months ended March 31, 2009, compared to income before income taxes of $350,000 for the three months ended March 31, 2008.  The decrease in income before income taxes for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 was primarily due to higher provision for loan losses and higher non-interest expenses, partially offset by higher net interest income.

For the three months ended March 31, 2009, net income was $130,000, or $0.01 per diluted share, compared to net income of $206,000, or $0.02 per diluted share, for the three months ended March 31, 2008.

Balance Sheet

Total assets increased 0.14% or $376,000 to $259.7 million at March 31, 2009, from $259.4 million at December 31, 2008.  The growth in assets was primarily due to a $3.0 million increase in cash and due from banks and a $1.6 million increase in net loans, offset by a $1.7 million decrease in interest-earning deposits and a $2.4 million decrease in investments.  Investments decreased $2.4 million to $48.4 million at March 31, 2009 compared to $50.8 million at December 31, 2008 primarily due to maturities and paydowns.  Loans, net of allowance for loan losses and net deferred costs/unearned fees, increased 0.84% or $1.6 million to $196.4 million at March 31, 2009 compared to $194.8 million at December 31, 2008.  Loan growth was funded primarily by an increase in deposits.  Total deposits increased 5.77% or $8.9 million to $163.2 million at March 31, 2009, from $154.3 million at December 31, 2008.  Non-interest-bearing demand deposits represented $8.3 million of the increase.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	March 31,	December 31,	March 31,
	2009	2008	2008
Balance Sheet results:
(Dollars in thousands except share and per share data)

Total Assets	$259,730	$259,354	$258,655
Gross Loans	$200,666	$199,983	$177,063
Net Deferred Cost (Unearned Fee)	$49	$(27)	$(110)
Allowance for Loan Losses (“ALL”)	$4,294	$5,171	$2,385
Total Net Loans	$196,421	$194,785	$174,568
ALL to Gross Loans	2.14%	2.59%	1.35%
Net Charge-off to YTD Average Gross Loans	0.57%	0.82%	0.08%
Non-performing Assets	$4,803	$5,854	$578
Total Deposits	$163,182	$154,287	$192,936
Total Shareholders’ Equity	$55,459	$57,048	$59,317
Net Loans to Deposits	120.37%	126.25%	90.48%
Equity to Assets	21.35%	22.00%	22.93%
Ending Shares Outstanding, excluding Treasury Stock	9,476,106	10,009,898	10,215,478
Ending Book Value per Share	$5.85	$5.70	$5.81

	Three Months Ended March 31,
	2009	2008
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,757	$2,726
Provision for Loan Losses	$273	$165
Non-interest Income	$217	$116
Non-interest Expense	$2,487	$2,327
Income Before Taxes	$214	$350
Income Tax Provision	$84	$144
Net Income	$130	$206
Basic Income per Share	$0.01	$0.02
Diluted Income per Share	$0.01	$0.02
Quarterly Return on Average Assets*	0.20%	0.34%
Quarterly Return on Average Equity*	0.93%	1.40%
Quarterly Net Interest Margin*	4.39%	4.65%

*Percentages are reported on an annualized basis.